DATED 4 NOVEMBER 2011
CHIRON GUERNSEY GP CO. LIMITED

and

CHIRON GUERNSEY HOLDINGS L.P. INC.
acting by its general partner CHIRON HOLDINGS GP, INC.

and
DENISE FALLAIZE

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

relating to

CHIRON GUERNSEY L.P. INC.

Carey Olsen
P O Box 98, Carey House, Les Banques, St. Peter Port
Guernsey, Channel Islands. GY1 4BZ
Tel: +44 (0)1481 727272 Fax: +44 (0)1481 711052
www.careyolsen.com

THIS AGREEMENT is made on 4 November 2011
BETWEEN:

(1)	CHIRON GUERNSEY GP CO. LIMITED, a Guernsey limited company, whose registered office is at Third Floor, Royal Bank House, 1 Glategny Esplanade, St Peter Port, Guernsey, GY1 2HJ (“General Partner”);

(2)
CHIRON GUERNSEY HOLDING L.P. INC., a Guernsey limited partnership whose registered office is at Third Floor, Royal Bank House, 1 Glategny Esplanade, St Peter Port, Guernsey, GY1 2HJ, acting by its general partner, Chiron Holdings GP, Inc., a corporation incorporated in the State of Delaware, whose registered address is at 1209 Orange Street, Wilmington, Delaware, 19801, USA, (“Limited Partner”); and

(3)	DENISE FALLAIZE, an individual resident in Guernsey (the “Managing Limited Partner”)
INTRODUCTION:

(A)
By a limited partnership agreement dated 26 October 2011 (the “Initial LPA”), the parties agreed to establish a limited partnership under the name Chiron Guernsey L.P. Inc. (the “Partnership”) to be registered as a limited partnership in Guernsey under the Limited Partnerships (Guernsey) Law, 1995, as amended (the “Law”).

(B)	The Partnership was registered as a limited partnership on 26 October 2011 with registered number 1545.

(C)	The parties wish to amend and restate the Initial LPA in order to increase the contribution of the Limited Partner in accordance with this Agreement.

(D)	The General Partner is to be solely responsible for the conduct and management of the business of the Partnership save as set out in this Agreement.
IT IS AGREED:

1.	NATURE
The Partnership is a limited partnership registered in Guernsey pursuant to the Law.

2.	NAME
The business of the Partnership shall be carried on under the name and style of Chiron Guernsey L.P. Inc.

3.	PRINCIPAL PLACE OF BUSINESS
The registered office and principal place of business of the Partnership shall be at Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ.

4.	PURPOSE OF THE PARTNERSHIP

4.1
The purpose of the Partnership is to carry on the business of making, holding and divesting of investments from time to time, to engage in such other activities as the General Partner deems necessary, advisable, convenient or incidental to the foregoing and to engage in any other lawful acts or activities consistent with the foregoing for which limited partnerships may be formed under the Law. The business of the Partnership shall be carried on with a view to producing profits for distribution in accordance with this Agreement. The General Partner shall receive no fee, payment, emolument, or other similar or analogous thing for acting as the General Partner of the Partnership. The General Partner may, on behalf of the Partnership, execute, deliver and perform all contracts and other undertakings and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable in order to carry out the foregoing purposes and objectives.

4.2	Subject to the provisions of the Law, it is intended that the Partnership shall continue to be a limited partnership registered under the Law.

4.3
The General Partner undertakes to notify forthwith any change which may occur in the particulars to be furnished under the Law to H.M. Greffier in a statement specifying the date and nature of that change and to comply with any other requirements of the Law.

5.	PARTNERSHIP ASSETS

5.1
If, and to the extent that section 20 of the Law applies to the Partnership, the General Partner, the Limited Partner and the Managing Limited Partner declare that the trust (or as the case may be the deemed trust) on which the General Partner holds any property of the Partnership which is:

5.1.1    transferred to, vested in or held on behalf of the General Partner; or
5.1.2    transferred to or vested in the name of the Partnership, is a trust (or deemed trust) in favour of the Partnership itself (and not the Partners).

6.	LIABILITIES OF THE PARTNERS

6.1
The liability of the Limited Partner and of the Managing Limited Partner shall be limited to the amount of their respective capital contributions referred to in clause 9.2 and each of them shall have no personal liability whatsoever for the debts, contracts or any obligation and liabilities of the Partnership or for any of its losses.

6.2	The General Partner will be liable for such of the Partnership’s debts, liabilities and obligations as exceed the liability of the Limited Partners under clause 6.1.

6.3
If at any time the liabilities of the Partnership cannot be satisfied out of the Partnership’s cash funds and the General Partner is obliged by law or otherwise required to satisfy such liabilities, the General Partner will be liable to contribute an amount which when added to the Partnership’s cash funds will be sufficient to meet such liabilities provided that any such contribution shall subsequently be repayable to the General Partner out of the first cash funds thereafter available to the Partnership.

7.	POWERS OF THE GENERAL PARTNER
The General Partner shall, and the Limited Partner and Managing Limited Partner authorise the General Partner to, do all things and discharge all duties or requirements of or imposed on a general partner by the Law (whether or not on behalf of the Partnership) and in particular so as to ensure, so far as the General Partner is able, that the liability of the Limited Partner is and remains limited as provided in the Law.

8.	DURATION OF THE PARTNERSHIP

8.1	The General Partner, the Limited Partner and the Managing Limited Partner shall be partners in the Partnership as from the date of the Initial LPA.

8.2
Unless terminated at the election of the General Partner, the Limited Partner and the Managing Limited Partner, the term of the Partnership shall continue until a date to be determined between the General Partner and the Limited Partner.

8.3
The withdrawal, expulsion, death or insolvency of a partner in the Partnership (including an assignment (in whole or part) of its interest in the Partnership) or any other changes to the membership of the Partnership shall not determine the Partnership as regards the other such partners, subject to its registration pursuant to clause 4.2 and subject also to there being at all times a continuing general partner in accordance with the Law.

8.4	The Partnership shall continue in existence notwithstanding any change in its composition.

9.	CAPITAL CONTRIBUTIONS

9.1	The General Partner shall not be required to make a capital contribution to the Partnership.

9.2
The Limited Partner shall, forthwith following the execution of this Agreement, make a capital contribution to the Partnership of US$1,706,643,419.65 (one billion seven hundred six million six hundred fourty three thousand four hundred nineteen dollars and sixty five cents). The Managing Limited Partner has, following the execution of the Initial LPA, made a capital contribution to the Partnership of US$100 (one hundred dollars).

9.3	Save as regards any Additional Limited Partners as referred to in clause 12, no partner in the Partnership is required to make any additional capital contribution to the Partnership.

9.4
To the extent that any income, gains or other distributable amounts arise in the Partnership, unless otherwise agreed by the parties to this Agreement and, as the case may be, any Additional Limited Partners (whether by amendment of this Agreement pursuant to clause 12.2 or otherwise), such amounts shall be allocated and, after payment of and provision for any expenses or liabilities of the Partnership, distributed between the General Partner, the Limited Partner, the Managing Limited Partner and any Additional Limited Partners in proportion to their respective capital contributions at such time.

10.	TRANSFER OF INTERESTS
Subject to complying with the relevant provisions of the Law, any partner may transfer its interest in the Partnership at any time only with the consent of the General Partner.

11.	MANAGEMENT

11.1
The Limited Partner shall take no part in the management or control of the business and affairs of the Partnership and shall have no right or authority to act for or to bind the Partnership or to take part or in any way to interfere in the conduct or management of the Partnership otherwise than as provided in the Law or this Agreement. The Limited Partner and the Managing Limited Partner shall at all reasonable times, have access to and the right to inspect the books and accounts of the Partnership.

11.2
The Managing Limited Partner shall have the right, but shall not be obliged to, manage, operate and administer jointly with the General Partner the business and affairs of the Partnership, but in the event of any disagreement between the Managing Limited Partner and the General Partner the views of the General Partner shall prevail and provided that the Managing Limited Partner shall have no power to bind the Partnership towards third parties. The General Partner agrees to provide the Managing Limited Partner, upon request, with such information as will enable the Managing Limited Partner to exercise its rights under this clause.

11.3
There shall at all times be at least one Managing Limited Partner and if at any time there is no Managing Limited Partner, the Partners shall nominate a replacement managing limited partner by unanimous resolution and the General Partner shall admit such person as a new Managing Limited Partner.

12.	ADDITIONAL PARTNERS

12.1	The General Partner may admit additional limited partners (“Additional Limited Partners”).

12.2	In order to effect or facilitate the admission of Additional Limited Partners pursuant to clause 12.1 or for any other reason, this Agreement may be amended or restated with the agreement of the General Partner, the Limited Partner, the Managing Limited Partner and such Additional Limited Partners admitted at the time of amendment or restatement.

12.3	Upon the admission of Additional Limited Partners pursuant to clause 12.1, the Partnership shall continue as a limited partnership under the Law.

13.	INDEMNITY
The Partnership irrevocably agrees to the General Partner indemnifying itself out of the assets of the Partnership so as to discharge any liability incurred by it in respect of the Partnership.

14.	COUNTERPARTS
This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed shall be an original but all the counterparts shall together constitute one and the same instrument.

15.	AMENDMENTS
This Agreement may only be amended with the consent of the General Partner, the Limited Partner and the Managing Limited Partner.

1.	GOVERNING LAW
This Agreement and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the Island of Guernsey. The parties hereby agree to submit to the non-exclusive jurisdiction of the courts of the Island of Guernsey for the purposes of this Agreement.

IN WITNESS whereof this Agreement has been executed on the date first above written.

EXECUTED by CHIRON GUERNSEY GP CO. LIMITED acting by:	) ) ) Director
EXECUTED by CHIRON GUERNSEY HOLDINGS L.P. INC. acting by its general partner CHIRON HOLDINGS GP, INC. acting by:	) ) ) ) President
DENISE FALLAIZE	)

IN WITNESS whereof this Agreement has been executed on the date first above written.

EXECUTED by CHIRON GUERNSEY GP CO. LIMITED acting by:	) ) ) Director
EXECUTED by CHIRON GUERNSEY HOLDINGS L.P. INC. acting by its general partner CHIRON HOLDINGS GP, INC. acting by:	) ) ) ) President
DENISE FALLAIZE	)